As filed with the Securities and Exchange Commission on July 1, 2022

Registration No. 333-241443

Registration No. 333-260799

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-241443

FORM S-3 REGISTRATION STATEMENT NO. 333-260799

UNDER

THE SECURITIES ACT OF 1933

Sierra Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0138994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1820 Gateway Drive, Suite 110 San Mateo, California 94404

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Stephen G. Dilly

President and Chief Executive Officer

Sierra Oncology, Inc.

1820 Gateway Drive, Suite 110 San Mateo, California, 94404

(650) 376-8679

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Nordtvedt

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road Palo Alto, California 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) of Sierra Oncology, Inc., a Delaware corporation (the “Company”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•

Registration No. 333-241443, filed with the Commission on August 6, 2020, registering an aggregate offering of $150,000,000 of Common Stock, Preferred Stock, debt securities, warrants, subscription rights and units;

•

Registration No. 333-260799, filed with the Commission on November 5, 2021, registering an aggregate offering of $200,000,000 of Common Stock, Preferred Stock, debt securities, depositary shares, warrants, subscription rights, purchase contracts and units;

On April 12, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GSK plc (formerly GlaxoSmithKline plc), a public limited company organized under the laws of England and Wales (“GSK”) and Orikum Acquisition Inc., a Delaware corporation and wholly owned subsidiary of GSK (“Acquisition Sub”). The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Acquisition Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of GSK. The Merger became effective on July 1, 2022, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on July 1, 2022.

SIERRA ONCOLOGY, INC.

By:	/s/ Stephen G. Dilly
Name:	Stephen G. Dilly
Title:	President and Chief Executive Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.